UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 22, 2013

PREMIER BIOMEDICAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54563	27-2635666
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

970 Lake Carillon Drive, Suite 300
St. Petersburg, FL 33716
(Address of principal executive offices) (zip code)

(814) 786-8849
(Registrant’s telephone number, including area code)

___________________________________________
 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets

Item 3.02.   Unregistered Sales of Equity Securities.

On August 13, 2013, we entered into a Securities Purchase Agreement with LG Capital Funding, LLC (“LG Capital”), pursuant to which we sold to LG Capital a 8% Convertible Promissory Note in the original principal amount of $26,500 (the “Note”). The Note has a maturity date of May 13, 2014, and is convertible after 180 days into our common stock at the Variable Conversion Price. The “Variable Conversion Price” shall mean 55% multiplied by the Market Price (representing a discount rate of 45%). “Market Price” means the average of the lowest two (2) Trading Prices for the Common Stock during the ten (10) Trading Day period ending one Trading Day prior to the date we receive the Conversion Notice from LG Capital. “Trading Price” means the closing bid price on the applicable day. The shares of common stock issuable upon conversion of the Note will be restricted securities as defined in Rule 144 promulgated under the Securities Act of 1933. The Note can be prepaid by us at a premium as follows: (a) between 1 and 30 days after issuance – 115% of the principal amount; (b) between 31 and 90 days after issuance – 125% of the principal amount; (c) between 91 and 180 days after issuance – 150% of the principal amount. There is no right to pre-payment after 180 days. The purchase and sale of the Note closed on August 22, 2013, the date that the purchase price was delivered to us.

The issuance of the Note was exempt from the registration requirements of the Securities Act of 1933 pursuant to Rule 506 of Regulation D promulgated thereunder. The purchaser was an accredited and sophisticated investor, familiar with our operations, and there was no solicitation.

Section 9 – Financial Statements and Exhibits.

Item 9.01    Financial Statements and Exhibits.

(d)         Exhibits

10.1	Securities Purchase Agreement dated August 13, 2013

10.2	Convertible Promissory Note dated August 13, 2013

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Premier Biomedical, Inc.

Dated: August 23, 2013		/s/ Bill Hartman
	By:	Bill Hartman
	Its:	President and Chief Executive Officer

3